UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2023

HILLSTREAM BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41210	84-2642541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1200 Route 22 East, Suite 2000

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

(908) 955-3140

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	HILS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2023 (the “Effective Date”), Hillstream BioPharma, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity LLC (“ThinkEquity”), as representative of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), relating to the public offering (the “Offering”) of 5,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $0.50 per Share (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 45-day option to purchase up to an additional 795,000 shares of Common Stock (the “Option Shares” and together with the Shares, the “Securities”) to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions. The net proceeds to the Company from the sale of the Shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $2.2 million assuming no exercise by the Underwriters of their over-allotment option for the Option Shares, or $2.6 million if the Underwriters exercise their over-allotment option for the Option Shares in full. The Company intends to use the net proceeds from the Offering for the advancement of HSB-1216 and the development of other product candidates (HSB-3215 and HSB-1940) in the Company’s pipeline and general corporate purposes and working capital.

The Securities will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-270684) previously filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2023 and declared effective by the Commission on March 24, 2023 and a related prospectus supplement dated April 27, 2023. The Offering is expected to close on or about May 2, 2023, subject to satisfaction of customary closing conditions.

In connection with the Offering, the Company agreed to issue ThinkEquity, or its designees, warrants (the “Representative’s Warrants”) to purchase such number of shares of the Company’s common stock equal to 3% of the number of Securities sold in the Offering at an initial exercise price of $0.625 per share, subject to adjustment. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the commencement of sales of the shares of common stock in the Offering.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company has agreed not to sell or otherwise dispose of any of the Company’s securities for a period ending 90 days after the Effective Date without first obtaining the written consent of ThinkEquity. In addition, the Company’s officers and directors have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending 180 days after the Effective Date without first obtaining the written consent of ThinkEquity.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto.

The description of the terms and conditions of the Underwriting Agreement and the Representative’s Warrants set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement (including the form of Representative’s Warrant which is included as Exhibit B thereto), a copy of which is attached hereto as Exhibit 1.1.

The legal opinion of Sheppard Mullin Richter & Hampton, LLP relating to the legality of the issuance and sale of the Securities is attached as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events.

On April 27, 2023, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On April 27, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 27, 2023, by and between Hillstream BioPharma, Inc. and ThinkEquity LLC
5.1	Legal Opinion of Sheppard Mullin Richter & Hampton, LLP
23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (contained in Exhibit 5.1)
99.1	Launch Press Release dated April 27, 2023
99.2	Pricing Press Release dated April 27, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2023	Hillstream BioPharma, Inc.

/s/ Randy Milby
Randy Milby
Chief Executive Officer

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